Exhibit 10.1.2

Amendment to
The Dow Chemical Company
Executives’ Supplemental Retirement Plan - Restricted and Cadre Benefits

Pursuant to Section 7.1 of The Dow Chemical Company Executives’ Supplemental Retirement Plan - Restricted and Cadre Benefits (the “Plan”), the undersigned hereby adopts the following amendments to the Plan, effective January 1, 2018, except where otherwise indicated:

1.	Article I is hereby amended to add the following new definitions thereto, and all definitions are hereby renumbered accordingly:

“DEPP Component” shall mean benefits accrued under the provisions contained in the Dow Employees’ Pension Plan applicable to the DEPP component thereof.
“Excess Plan” shall mean The Dow Chemical Company Executives’ Supplemental Retirement Plan - Supplemental Benefits, as amended and restated from time to time.
“Transition Benefit” means the amount that would be payable to or on behalf of a Transition Participant under the DEPP Component if the provisions of the DEPP providing for the limitation of benefits in accordance with sections 401(a)(17) and 415 of the Code were inapplicable, and if Transition Compensation were substituted for Compensation in the calculation thereof, minus the sum of (I) the benefit payable to or on behalf of the Transition Participant under the DEPP, (II) the benefit paid to the Transition Participant from the Excess Plan in connection with the change of control resulting from the Orion Merger, and (III) any other benefit paid to the Transition Participant under the Plan or the Excess Plan.
“Transition Compensation” means compensation as defined under the DEPP, without regard to the limitations imposed by section 401(a)(17) of the Code and the definition of compensation under section 415 of the Code, plus, elective deferrals under The Dow Chemical Company Elective Deferral Plan (Post 2004) for any period where such deferrals were not included in compensation under the DEPP.
“Transition Participant” means an individual or Participant designated as such by the Plan Administrator.

2.	Article III of the Plan is hereby amended to add the following new Section 3.6 to the end thereof:

3.6    Transition Benefit

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Notwithstanding any other provision of the Plan, for a Transition Participant, the Restricted Benefit payable from this Plan shall be equal to the Transition Benefit, but only if the Transition Benefit is greater than the DEPP Component Supplemental Retirement Benefit that would be payable to such Transition Participant under the terms of the Excess Plan (the “Excess Benefit”). If the Transition Benefit is the greater benefit, benefits will be paid only from this Plan and not from the Excess Plan, in accordance with the nonduplication of benefits provisions set forth in Section 3.5 above and in Article III of the Excess Plan. If the Excess Benefit is or becomes greater than the Transition Benefit, then the Transition Benefit is forfeited and the Transition Participant shall have a Restricted Benefit of zero, in accordance with the nonduplication of benefits provisions described in the preceding sentence.
Notwithstanding any other provision of the Plan or the Excess Plan to the contrary, and for the avoidance of doubt, the time of payment shall be the same and the form of payment shall be subject to the same rules and restrictions irrespective of whether a Transition Participant receives a Restricted Benefit under this Plan or a DEPP Component Supplemental Retirement Benefit from the Excess Plan.

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/s/ BRYAN JENDRETZKE
Bryan Jendretzke
Global Benefits Director
The Dow Chemical Company

Reviewed by Plan Administrator:	/s/ MARIA CURRERI
Maria Curreri

Reviewed by Legal Department:	/s/ BRITA JOHNSON
Brita Johnson

Dated: December 31, 2018

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